UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2018

CONNECTURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36778	58-2488736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045

(Address of principal executive offices, including zip code)

(262) 432-8282

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On January 4, 2018, Connecture, Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with FP Healthcare Holdings, Inc. (“Parent”), and FP Healthcare Merger Sub Corporation, a wholly owned subsidiary of Parent (“Merger Subsidiary”), providing for the merger of Merger Subsidiary with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Subsidiary are owned by affiliates of the private equity investment firm Francisco Partners (“FP”). Capitalized terms not otherwise defined have the meanings set forth in the Merger Agreement.

The Merger and the Merger Agreement were unanimously approved by the Company’s Board of Directors upon the recommendation of a special committee consisting solely of independent, outside directors (the “Special Committee”).

At the Effective Time of the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding as of immediately prior to the Effective Time, other than shares held by Francisco Partners IV, L.P., Francisco Partners IV-A, L.P. and Chrysalis Ventures II, L.P. and certain of their affiliates (collectively, the “Rollover Investors”), will be canceled and cease to exist and automatically converted into the right to receive cash in an amount equal to $0.35, without interest (the “Per Share Price”). The Rollover Investors have entered into a Rollover Agreement pursuant to which the Rollover Investors have agreed to contribute shares of Company Common Stock, Series A Preferred Stock of the Company and Series B Preferred Stock of the Company to Parent.

Parent and Merger Subsidiary have secured committed financing, consisting of a combination of equity to be provided by investment funds affiliated with FP, and debt financing from PNC Bank, National Association, the aggregate proceeds of which will be sufficient for Parent and Merger Subsidiary to pay the aggregate merger consideration and all related fees and expenses. In addition, investment funds affiliated with FP have provided the Company with a guarantee in favor of the Company (the “Guarantee”). The Guarantee guarantees the payment of Merger Consideration owed by Parent to the holders of Company Common Stock pursuant to the Merger Agreement.

Stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and the Merger at a special stockholders’ meeting that will be held on a date to be announced. The closing of the Merger is subject to a condition that the Merger Agreement be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company capital stock, voting together as a single class, entitled to vote on such matter (the “Company Stockholder Approval”). Consummation of the Merger is also subject to other customary closing conditions, including, without limitation, the absence of certain legal impediments and the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Merger Agreement does not contain a financing condition. The Company has also made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and the Company Subsidiaries prior to the Effective Time.

Pursuant to the terms of a “go-shop” provision in the Merger Agreement, during the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (Central time) on the 45th calendar day thereafter (the “Go-Shop Period End Date”), the Company and its subsidiaries and their respective representatives may initiate, solicit and encourage any alternative acquisition proposals from third parties, provide nonpublic information to such third parties, and participate in discussions and negotiations with such third parties regarding alternative acquisition proposals. Beginning on the Go-Shop Period End Date, the Company will become subject to customary “no-shop” restrictions on its, its subsidiaries’ and their respective representatives’ ability to initiate, solicit or encourage alternative acquisition proposals from third parties and to provide nonpublic information to or participate in discussions or negotiations with third parties regarding alternative acquisition proposals, except as otherwise permitted by the Merger Agreement, including in connection with the compliance by the Board with its fiduciary duties under applicable law.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement by the Company if, before the Company Stockholder Approval, the Special Committee authorizes the Company to enter into a definitive agreement with respect to a Superior Proposal, the Company will be required to pay Parent a termination fee of reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) up to $2.0 million. In addition to the foregoing termination right, and subject to certain limitations, (i) the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by June 4, 2018, and (ii) the Company and Parent may mutually agree to terminate the Merger Agreement.

Concurrently with the execution and delivery of the Merger Agreement, the Rollover Investors entered into a Voting and Support Agreement with the Company (the “Voting Agreement”). Pursuant to the Voting Agreement, the Rollover Investors have agreed, unless the Board or Special Committee has made a Change of Recommendation, to vote all shares of the Company’s capital stock owned by them in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby and against any other action or agreement that would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (2) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or (3) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.

In addition, pursuant to the Voting Agreement, if the Company enters into a definitive agreement with respect to a Superior Proposal that will result in the Company’s preferred stock being redeemed, among other conditions, the Rollover Investors have agreed to vote their shares in favor of such Superior Proposal.

Finally, pursuant to the Voting Agreement, the Rollover Investors have agreed, if requested to do so by the Board or the Special Committee, to explore in good faith the possibility of working with any third parties regarding alternative acquisition proposals to the extent the Company is permitted to do so under the Merger Agreement, including by reviewing and responding to proposals and taking part in meetings and negotiations with respect thereto, and have represented that they are not subject to any agreement that would prevent them from doing so. The Voting Agreement will terminate at the Effective Time or, if earlier, the date of the termination of the Merger Agreement, unless there is a Superior Proposal, in which case the termination will occur upon the earliest of (1) the consummation of the Superior Proposal, (2) the termination of the definitive agreement relating to the Superior Proposal, and (3) the date that is five months after the termination of the Merger Agreement by the Company in order to pursue a Superior Proposal.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Merger Agreement, the Rollover Agreement and the Voting Agreement, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, the Rollover Agreement and the Voting Agreement, which are attached as Exhibit 2.1, Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

Credit Facility Amendment

On January 4, 2018, the Company and its wholly owned subsidiary, DestinationRx, Inc. (collectively the “Borrowers”) entered into Amendment No. 3 to the Amended and Restated Credit Agreement (the “Amendment”) with Wells Fargo Bank, National Association, as administrative agent for the lenders named therein (the “Agent”).

The Amendment amended the Borrowers’ existing Amended and Restated Credit Agreement with the Agent, dated June 8, 2016, (the “Amended Credit Facility”), to among other things (i) increase the available Revolving Credit Facility by $5.5 million through the later of June 4, 2018 and the approved outside date of an alternative acquisition as contemplated under the Merger Agreement (the “Outside Date”), (ii) defer scheduled March 31, 2018 Term Loan principal repayments until the Outside Date, at which time the deferred $1.3 million is due and quarterly principal repayments of $1.3 million will resume through March 31, 2021; (iii) replace the existing covenants with a minimum liquidity requirement of $1.5 million at all times from March 1, 2017 through the Outside Date. The Outside Date will be deemed to have occurred prior to the dates set forth above upon (i) an event of default under the Amended Credit Facility, (ii) termination of the Merger Agreement under certain circumstances and (iii) the consummation of the Merger or alternative acquisition as contemplated under the Merger Agreement.

The Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference, and the foregoing summary of the Amendment is qualified in its entirety by reference to Exhibit 10.1.

Item 8.01	Other Events

On January 4, 2018, the Company issued a press release announcing the entry into the Merger Agreement. The text of the press release is attached as Exhibit 99.3 and is incorporated herein by reference.

Additional Information and Where to Find It

In connection with the merger, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the merger. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the merger (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website http://www.connecture.com or by writing to the Company’s Secretary at 18500 W. Corporate Dr., Suite 250, Brookfield, WI 53045.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on April 24, 2017 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. To the extent that such individuals’ holdings of the Company’s common stock have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the potential participants, and their direct or indirect interests in the merger, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the merger.

Forward-Looking Statements

This communication, and the documents to which the Company refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Except for the historical statements contained herein, the foregoing release may contain forward-looking information, including the timing of the transaction and other information relating to the transaction. Without limiting the foregoing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements, the expected completion and timing of the transaction, and other information relating to the transaction involve risks and uncertainties, including activities, events or developments that the Company expects, believes or anticipates will or may occur in the future. You should read statements that contain these words carefully. They discuss the Company’s future expectations or state other forward-looking information and may involve known and unknown risks over which the Company has no control. Those risks include, (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the common stock of the Company, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of the Company and the receipt of regulatory approvals from various domestic governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the risk that the definitive merger agreement may be terminated in circumstances that require the Company to pay a termination fee, (v) the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results and business generally, (vi) risks that the proposed transaction disrupts current plans and operations, (vii) risks related to diverting management’s attention from the Company’s ongoing business operations, and (viii) the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the transaction. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are described in the Company’s filings with the SEC, including but not limited to the risks described in the Company’s Annual Report on Form 10-K for its year ended December 31, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017. The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events, and the Company assumes no obligation to update or revise any forward-looking statements except as required by applicable law.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, by and among FP Healthcare Holdings, Inc., FP Healthcare Merger Sub Corporation, and the Company, dated as of January 4, 2018

10.1	Amendment No. 3 to the Amended and Restated Credit Agreement, dated January 4, 2018, among Wells Fargo Bank, National Association, as administrative agent for the lenders named therein, the Company and DestinationRx, Inc.

99.1	Voting and Support Agreement, by and among the Company, Francisco Partners IV, L.P., Francisco Partners IV-A, L.P. and Chrysalis Ventures II, L.P., dated as of January 4, 2018

99.2	Rollover Agreement, by and among the parties thereto, dated as of January 4, 2018

99.3	Press Release dated January 4, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNECTURE, INC.

Date: January 4, 2018	/s/ Brian D. Lindstrom
Brian D. Lindstrom
Chief Financial Officer and Secretary